    As filed with the Securities and Exchange Commission on November 25, 1997
                                                    Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                      DONALDSON, LUFKIN & JENRETTE, INC.

            (Exact name of registrant as specified in its charter)

              DELAWARE                              13-1898818
  (State or other jurisdiction of                (I.R.S. Employer
   incorporation or organization)                Identification No.)

                               277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                                (212) 892-3000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL A. BOYD
                  SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      DONALDSON, LUFKIN & JENRETTE, INC.
                               277 PARK AVENUE
                           NEW YORK, NEW YORK 10172
                                (212) 892-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

                            DEANNA L. KIRKPATRICK
                            DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 450-4000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
                                                                                           PROPOSED
                                                                              PROPOSED      MAXIMUM
                                                              AMOUNT          MAXIMUM      AGGREGATE      AMOUNT OF
                TITLE OF EACH CLASS OF                        TO BE           OFFERING     OFFERING      REGISTRATION
             SECURITIES TO BE REGISTERED                    REGISTERED        PRICE(1)     PRICE(1)          FEE
----------------------------------------------------------------------------------------------------------------------
Senior Debt Securities, Subordinated Debt Securities
 and Preferred Stock ................................     $300,000,000(2)(3)(4) 100%     $300,000,000      $90,910
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) exclusive of accrued interest and dividends, if any.
(2) Such indeterminable number or amount of Senior Debt Securities, Subordinated Debt Securities and Preferred Stock of the registrant as may from time to time be issued at indeterminable prices. This Registration Statement also includes such indeterminable number or amount of Senior Debt Securities and Preferred Stock as may be issued from time to time upon conversion or exchange of the securities being registered hereunder.
(3) Such amount in U.S. dollars or the equivalent in foreign denominated currency or currency units or, if any Senior Debt Securities or Subordinated Debt Securities are issued at original issue discount, such greater amount as shall result in an aggregate initial offering price of $300,000,000.
(4) This Registration Statement also relates to offers and sales of Senior Debt Securities, Subordinated Debt Securities and Preferred Stock in connection with market-making transactions by and through affiliates of the registrant, including Donaldson, Lufkin & Jenrette Securities Corporation.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION DATED NOVEMBER 25, 1997

PROSPECTUS
     , 1997
                                 $300,000,000
                      DONALDSON, LUFKIN & JENRETTE, INC.
                     DEBT SECURITIES AND PREFERRED STOCK

   Donaldson Lufkin & Jenrette, Inc. (the "Company") may from time to time offer, together or separately, (i) senior or subordinated debt securities (the "Debt Securities") or (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"). The Debt Securities and Preferred Stock are collectively called the "Securities."

   The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite currencies. The aggregate initial public offering price of the securities to be offered by this Prospectus shall not exceed $300,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies). Specific terms of the securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the ranking as senior or subordinated debt securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, redemption, prepayment or sinking fund provisions and any listing on a securities exchange and (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities on a national securities exchange.

   The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.

   This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement of which this Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's common stock, par value $0.10 per share (the "Common Stock"), is listed on the New York Stock Exchange, Inc. and reports and other information concerning the Company can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Company's Annual Report on Form 10-K for the year ended December 31, 1996, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and Current Reports on Form 8-K filed on April 11, 1997, September 9, 1997, September 17, 1997 and October 16, 1997, previously filed by the Company with the Commission, are incorporated by reference in this Prospectus.

   All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering of the Offered Securities offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172, Attention: Corporate Secretary (Telephone: (212) 892-3000).

                               USE OF PROCEEDS

   Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Offered Securities will be used by the Company for general corporate purposes, including refinancing of existing indebtedness and the financing of potential acquisitions, and initially may be temporarily invested in short-term securities.

                              RATIOS OF EARNINGS
                  TO FIXED CHARGES AND EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated.

                                                                     NINE MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                               -----------------------------------   ----------------
                                1992    1993   1994    1995   1996         1997
Ratio of earnings to fixed
 charges (1)..................  1.21    1.20   1.10    1.11   1.16         1.17
Ratio of earnings to combined
 fixed charges and preferred
 stock dividends (2)..........    --      --   1.09    1.10   1.16         1.17

------------
(1)    For the purpose of calculating the ratio of earnings to fixed charges
       (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor.
(2) For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends (i) earnings consist of income before provision for income taxes and fixed charges and (ii) fixed charges consist of interest expense and one-third of rental expense which is deemed representative of an interest factor. No preferred dividends were paid until 1994.

                                 THE COMPANY

   Donaldson, Lufkin & Jenrette, Inc. (the "Company) is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. The Company is a holding company which conducts its business through various subsidiaries including its principal broker-dealer subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"). The business of the Company includes securities underwriting; sales and trading; merchant banking; financial advisory services; investment research; correspondent brokerage services; and asset management.

   Founded in 1959, the Company initially focused on providing in-depth investment research to institutional investors. In 1970, the Company became the first member firm of the New York Stock Exchange ("NYSE") to be owned publicly. Fifteen years later, the Company was purchased by The Equitable
Life Assurance Society of the United States ("Equitable Life"). Prior to
October 1995 the Company was an independently operated indirect wholly owned subsidiary of The Equitable Companies Incorporated ("Equitable"). After the completion of the Company's initial public offering in October 1995, Equitable's ownership in the Company was reduced from 100% to 80.2%. At
December 31, 1996, following a sale by Equitable to AXA-UAP ("AXA") of 85,000 shares of the Company's stock, Equitable owned 79.9% of the Company's issued and outstanding common stock. Equitable is a diversified financial services organization and one of the world's largest investment management organizations. AXA, a French holding company for an international group of insurance and related financial services companies, is Equitable's largest stockholder, beneficially owning, at December 31, 1996, $392.2 million of Equitable's
Series E convertible preferred stock and approximately 60.8% of Equitable's outstanding common stock (without giving effect to the conversion on August 4, 1997, of the Series E convertible preferred stock beneficially owned by AXA).

   The Company's business activities are highly integrated and constitute a single industry segment. The assets and revenues related to the Company's foreign operations are not significant; however the Company has begun expanding its activities abroad. In particular, in March 1997, the Company acquired the London based financial advisory firm Phoenix Group Limited ("Phoenix") and in October 1997 the Company acquired London Global Securities ("London Global"), a securities financing intermediary located in London.

   The Company conducts its business through three principal operating groups: the Banking Group, which includes the Company's Investment Banking, Merchant Banking and Emerging Markets Groups and Phoenix; the Capital Markets Group, consisting of the Company's Fixed Income, Institutional Equities and Equity Derivatives Divisions, Autranet, a distributor of investment research products, and Sprout, its venture capital affiliate; and the Financial Services Group, comprised of the Pershing Division, the Investment Services Group, the Asset Management Group and London Global.

   The following table sets forth the revenues, net of all interest, of the Company and each of its principal operating groups. Net revenues, however, are not necessarily indicative of the profitability of each group.

NET REVENUES BY OPERATING GROUP:

                                          YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------
                             1992        1993       1994        1995       1996
                          ---------- ----------  ---------- ----------  ---------
                                                (in millions)
Banking Group............  $  428.4    $  491.8   $  390.0    $  689.2   $  935.8
Capital Markets Group ...     713.0       994.6      638.1       780.0    1,015.2
Financial Services Group.     336.9       455.3      458.2       619.5      827.6
Other ...................     (26.5)      (38.1)      18.6       (10.7)     (21.1)
                          ---------- ----------  ---------- ----------  ---------
Total net revenues.......  $1,451.8    $1,903.6   $1,504.9    $2,078.0   $2,757.5
                          ========== ==========  ========== ==========  =========

   The Company currently conducts its operations through 17 offices in 14 locations in the U.S., including Atlanta, Austin, Boston, Chicago, Dallas, Houston, Jersey City, Los Angeles, Menlo Park, Miami, New York, Oak Brook, Philadelphia and San Francisco. The Company also has 11 international offices located in 10 cities, including Bangalore, Buenos Aires, Geneva, Hong Kong, London, Lugano, Mexico City, Paris, Sao Paulo and Tokyo and conducts business through a joint venture in South Africa.

   The principal executive offices of the Company are located at 277 Park Avenue, New York, NY 10172 and its telephone number is (212) 892-3000.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.10 per share and 25,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 30, 1997, the Company had 55,808,358 shares of Common Stock and 4,000,000 shares of Series A Fixed Adjustable Rate Preferred Stock outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, copies of which have been filed with the Commission.

COMMON STOCK

   Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are fully paid and nonassessable.

   The Common Stock is listed on the New York Stock Exchange under the symbol "DLJ."

   The transfer agent for the Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

   The Company's Certificate of Incorporation authorizes 25,000,000 shares of Preferred Stock. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix, by resolution, the terms of such securities, without any further vote or action by the stockholders.

   The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether such Preferred Stock is exchangeable and, if so, the securities or rights into which such Preferred Stock is exchangeable, and the terms and conditions upon which such exchanges will be effected including the initial exchange prices or rates, the exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

   All shares of Preferred Stock offered hereby, or issuable upon exchange or exercise of any Offered Securities, will, when issued, be fully paid and non-assessable. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

 SERIES A FIXED ADJUSTABLE RATE PREFERRED STOCK

   General. The Series A Fixed Adjustable Rate Preferred Stock (the "Series A Preferred Stock") is a single series consisting of 4,000,000 shares with a liquidation preference of $50 per share. The holders of Series A Preferred Stock have no preemptive rights. The Series A Preferred Stock is not convertible into shares of Common Stock of the Company and is fully paid and nonassessable.

   Unless otherwise specified in the Prospectus Supplement, the Series A Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with each series of Preferred Stock issued hereunder. The Series A Preferred Stock ranks prior to the Common Stock of the Company as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company.

   Dividends. Dividends on the Series A Preferred Stock are payable quarterly at the annual rate of 5.94% or $2.97 per share through November 30, 2001. After November 30, 2001, dividends on the Series A Preferred Stock are payable at the Applicable Rate from time to time in effect. The Applicable Rate per annum for each dividend period beginning November 30, 2001 will generally be equal to 0.50% plus the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined by the terms of the Series A Preferred Stock). The Applicable Rate per annum for each dividend period beginning November 30, 2001, will not be less than 6.44% nor greater than 12.44% (without taking into account any adjustments as described below under "Changes in the Dividends Received Percentage").

   Dividends on the Series A Preferred Stock are cumulative and rights accrue to the holders of the Series A Preferred Stock if the Company fails to declare one or more dividends on the Series A Preferred Stock in any amount, whether or not the earnings or financial condition of the Company were sufficient to pay such dividends in whole or in part.

   Changes in the Dividends Received Percentage. If one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted which reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend on each share of the Series A Preferred Stock for dividend payments made on or after the date of enactment of such change will generally be adjusted upward pursuant to a specified formula set forth in the terms of the Series A Preferred Stock.

   In addition, if the Dividends Received Percentage is reduced to 50% or less, the Company may at its option, redeem the Series A Preferred Stock as a whole but not in part as described below. See "Redemption."

   Voting Rights. The holders of shares of Series A Preferred Stock are not entitled to vote, except as set forth below or as expressly required by applicable law.

   If the equivalent of six quarterly dividends payable on the Series A Preferred Stock or any other class or series of preferred stock are in default, the number of directors of the Company will be increased by two, and the holders of the Series A Preferred Stock, voting as a single class with the holders of shares of any other class of the Company's preferred stock ranking on a parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to elect such two directors to fill such newly-created directorships.

   In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock will be required for any amendment of the certificate of incorporation of the Company which will adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred Stock and any other series of the Company's preferred stock ranking on a parity with the Series A Preferred Stock, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series A Preferred Stock, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such actions with respect to any stock ranking on a parity with or junior to the Series A Preferred Stock.

   Redemption. Prior to November 30, 2001, the Series A Preferred Stock is not redeemable, except under certain limited circumstances as described below. On or after such date, each share of Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company, at $50 per share, plus accrued and unpaid dividends. However, if the Dividends Received Percentage is equal to or less than 50% and, as a result, the amount of dividends on the Series A Preferred Stock will be or is adjusted as described above under "Changes in the Dividends Received Percentage," the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Series A Preferred Stock notwithstanding the preceding paragraph at a redemption price specified by the terms of the Series A Preferred Stock.

   In addition, if the holders of the shares of the Series A Preferred Stock are entitled to vote upon or consent to a merger or consolidation of the Company, and if the Company offers to purchase all of the outstanding shares of the Series A Preferred Stock (the "Offer"), then each holder of Series A Preferred Stock who does not sell their shares of Series A Preferred Stock pursuant to the Offer shall be deemed irrevocably to have voted or consented all shares of Series A Preferred Stock owned by such holder in favor of the merger or consolidation of the Company without any further action by the holder. The Offer shall be at a price of $50 per share, together with accrued and unpaid dividends, if any, to the date fixed for redemption.

   Holders of Series A Preferred Stock have no right to require redemption of the Series A Preferred Stock and the Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

   Transfer Agent and Registrar. The Bank of New York is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock.

                        DESCRIPTION OF DEBT SECURITIES

   The Company's Debt Securities, may constitute either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities") of the Company and will be issued in the case of Senior Debt Securities under an indenture dated as of
(the "Senior Debt Indenture") between Donaldson, Lufkin & Jenrette, Inc., as issuer, and The Chase Manhattan Bank, as trustee and in the case of
Subordinated Debt Securities under an indenture dated as of             (the
"Subordinated Debt Indenture") between Donaldson, Lufkin & Jenrette, Inc., as issuer and The Chase Manhattan Bank, as trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank, in its capacity as trustee under either or both of the Indentures is referred to herein as the "Trustee."

   Copies of the Indentures have been included as exhibits to the Registration Statement of which this Prospectus is a part and are also available for inspection at the office of the Trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Section references contained herein are to the applicable Indenture. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination and the Company's negative pledge.

GENERAL

   Neither of the Indentures limits the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be direct, unsecured senior or subordinated obligations of the Company. Except as described under "--Negative Pledge," neither Indenture limits other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contains financial or similar restrictions on the Company or any of its subsidiaries. The operations of the Company are conducted through its subsidiaries, and, therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Debt Securities. The Debt Securities will be effectively subordinated to all indebtedness of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary. In addition, net capital requirements under the Exchange Act and New York Stock Exchange rules applicable to certain of the Company's subsidiaries could limit the payment of dividends and the making of loans and advances to the Company by such subsidiaries.

   The applicable Prospectus Supplement which accompanies this Prospectus, sets forth where applicable the following terms of, and information relating to, the Debt Securities offered thereby: (i) the ranking of such Debt Securities as senior or subordinated debt securities; (ii) the designation of such Debt Securities; (iii) the aggregate principal amount of such Debt Securities; (iv) the date or dates on which principal of and premium, if any, on such Debt Securities is payable; (v) the rate or rates at which such Debt Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates; (vi) if other than the offices of the Trustee, the place where the principal of and any premium or interest on such Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) if other than denominations of $1,000 or multiples thereof, the denominations in which such Debt Securities will be issuable;
(ix) if other than the principal amount thereof, the portion of the principal amount due upon acceleration; (x) if other than U.S. dollars, the currency or currencies (including composite currencies) in which such Debt Securities are denominated or payable; (xi) whether such Debt Securities shall be issued in the form of a Global Security or securities; (xii) any other specific terms of such Debt Securities; and
(xiii) the identity of any trustees, depositories, authenticating or paying agents, transfer agents or registrars with respect to such Debt Securities. (Section 2.3)

   Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange. (Sections 2.7, 4.1 and 4.2)

   Unless otherwise specified in the accompanying Prospectus Supplement, interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record date and will be paid, at the option of the Company, by wire transfer or by checks mailed to such persons. (Sections 2.7, 4.1 and 4.2)

   If the Debt Securities are issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount, the Federal income tax consequences and other special considerations applicable to such Original Issue Discount Securities will be generally described in the Prospectus Supplement.

BOOK-ENTRY SYSTEM

   If so specified in the accompanying Prospectus Supplement, Debt Securities of any series may be issued under a book-entry system in the form of one or more global Debt Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

   The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interest in a Global Security.

   So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of a beneficial interest in such

Global Security will not be entitled to have the Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Debt Securities represented thereby and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing practice, in the event that the Company requests any action of a holder or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.

   Payment of principal of, and interest on, the Debt Securities will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Debt Securities. None of the Company, the Trustee, any paying agent or registrar for the Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

   A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Debt Securities being offered pursuant to the applicable Prospectus Supplement is exchangeable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be, or is not in good standing as, a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

SENIOR DEBT

   Payment of the principal of, premium, if any, and interest on Senior Debt Securities issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

   Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all Senior Indebtedness of the Company. The Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness that can be incurred by the Company.

   The Subordinated Debt Indenture provides that no payment may be made by or on behalf of the Company on account of any obligation or, to the extent the subordination thereof is permitted by applicable law, claim in respect of the Subordinated Debt Securities, including the principal of, premium, if any, or interest on the Subordinated Debt Securities, or to redeem (or make a deposit in redemption

of), defease (other than payments made by the Trustee pursuant to the provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" with respect to a defeasance permitted by the Indenture, including the subordination provisions thereof) or acquire any of the Subordinated Debt Securities for cash, property or securities, (i) upon the maturity of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1.0 million by lapse of time, acceleration or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness and all other obligations in respect thereof are first paid in full in cash or cash equivalents or such payment is duly provided for, or unless and until any such maturity by acceleration has been rescinded or waived or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or any other amount payable in respect of the Designated Senior Indebtedness or any other Senior Indebtedness with an aggregate principal amount in excess of $1.0 million when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such payment default has been cured or waived or has otherwise ceased to exist.

   Upon the happening of a default (any event that, after notice or passage of time would be an event of default) or an event of default (any event that permits the holders of Senior Indebtedness or their representative or representatives immediately to accelerate its maturity) with respect to any Senior Indebtedness, other than a default in payment of the principal of, premium, if any, or interest on such Senior Indebtedness, upon written notice of such default or event of default given to the Company and the Trustee by the holders of a majority of the principal amount outstanding of the Designated Senior Indebtedness or their representative or, at such time as there is no Designated Senior Indebtedness, by the holders of a majority of the principal amount outstanding of all Senior Indebtedness or their representative or representatives or, if such default or event of default results from the acceleration of the Subordinated Debt Securities, immediately upon such acceleration, then, unless and until such default or event of default has been cured or waived or otherwise has ceased to exist, no payment may be made by or on behalf of the Company with respect to any obligation or claim in respect of the Subordinated Debt Securities, including the principal of, premium, if any, or interest on the Subordinated Debt Securities or to redeem (or make a deposit in redemption of), defease or acquire any of the Subordinated Debt Securities for cash, property or securities. Notwithstanding the foregoing, unless the Senior Indebtedness in respect of which such default or event of default exists has been declared due and payable in its entirety within 180 days after the date written notice of such default or event of default is delivered as set forth above or the date of such acceleration as the case may be (the "Payment Blockage Period"), and such declaration or acceleration has not been rescinded, the Company shall be required then to pay all sums not paid to the Holders of the Subordinated Debt Securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Subordinated Debt Securities. Any number of such notices may be given; provided however, that (i) during any 360 consecutive days, only one Payment Blockage Period shall commence and (ii) any such default or event of default that existed upon the commencement of a Payment Blockage Period may not be the basis for the commencement of any other Payment Blockage Period, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

   In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company from any source whether in cash, property or securities, shall be received by the Trustee or the Holders on account of any obligation or claim in respect of the Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment in full in cash or cash equivalents of all such Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

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
   Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization or readjustment of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Company or otherwise, (i) the holders of all Senior Indebtedness would first be entitled to receive payment in full in cash or cash equivalents (or have such payment duly provided for) of the principal, premium, if any, and interest payable in respect therefor before the Holders would be entitled to receive any payment on account of the principal of, premium, if any, and interest on the Subordinated Debt Securities, and (ii) any payment or distribution of assets of the Company of any kind or character, from any source, whether in cash, property or securities to which the Holders or the Trustee on behalf of the Holders would be entitled, except for the subordination provisions contained in the Indenture, would be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or provide for the payment in full in cash or cash equivalents of all such Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   The holders of the Senior Indebtedness and their respective representatives are authorized to demand specific performance of the provisions with respect to subordination in the Indenture at any time when the Company or any Holder shall have failed to comply with any provision with respect to subordination in the Indenture applicable to it, and the Company and each Holder irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to the remedy of specific performance of such subordination provision in any action brought therefor by the holders of the Senior Indebtedness and their respective representatives.

   By reasons of such subordination, in the event of the liquidation or insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including Holders of the Subordinated Debt Securities, may recover less, ratably, than holders of Senior Indebtedness.

   No provision contained in the Indenture or the Subordinated Debt Securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Subordinated Debt Securities. The subordination provisions of the Indenture and the Subordinated Debt Securities will not prevent the occurrence of any Event of Default under the Indenture or limit the rights of the Trustee or any Holder, except as provided in the seven preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

NEGATIVE PLEDGE

   The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary to, create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance except for Permitted Liens (as defined in the Senior Debt Indenture) on the Voting Stock of DLJSC or any other Subsidiary of the Company which shall hereafter succeed by merger or otherwise to all or substantially all of the business of DLJSC (a "DLJSC Successor"), without making effective provision whereby the Senior Debt Securities will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 4.3)

CERTAIN DEFINITIONS

   The term "Holder" or "Securityholder" as defined in the applicable Indenture means the registered holder of any Debt Security with respect to registered Debt Securities and the bearer of any unregistered Debt Security or any coupon appertaining thereto, as the case may be.

   The term "Designated Senior Indebtedness" means any class of Senior Indebtedness the aggregate principal amount outstanding of which exceeds $50 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior
Indebtedness arises as "Designated Senior Indebtedness."

   The term "Original Issue Discount Security" as defined in the applicable Indenture means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.2 of the applicable Indenture.

   The term "Senior Indebtedness" as defined in the Subordinated Debt Indenture means the principal of and premium, if any, and interest on (a) all indebtedness of the Company, whether outstanding on the date of the Subordinated Debt Indenture or thereafter created, (i) for money borrowed by the Company, (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Company, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Company at the time of the acquisition of such property by the Company, for the payment of which the Company is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence, the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinated to other indebtedness of the Company. Notwithstanding anything to the contrary in the Subordinated Debt Indenture or the Subordinated Debt Securities, Senior Indebtedness shall not include, (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debt Securities or (ii) any indebtedness of the Company to a subsidiary of the Company. (Subordinated Debt Indenture, Section 1.1)

   The term "Subsidiary" as defined in the applicable Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the applicable Indenture) is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

   Under each Indenture, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into the Company unless:
(a) either (i) the Company shall be the continuing Person or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debt Securities and under the applicable Indenture and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the applicable Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with the terms, subject to customary exceptions; and (b) the Company shall have delivered to the Trustee an officers' certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the applicable Indenture) shall have occurred and be continuing and an opinion of counsel as to the matters set forth in paragraph (a) above. (Section 5.1)

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
EVENTS OF DEFAULT

   Events of Default defined in the applicable Indenture with respect to the Debt Securities of any series are: (a) the Company defaults in the payment of all or any part of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;
(b) the Company defaults in the payment of any interest on any Debt Security of such series when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the applicable Indenture with respect to any Debt Security of such series or in the Debt Securities of such series and such default or breach continues for a period of 60 consecutive days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Debt Securities of all series under the applicable Indenture affected thereby; (d) an involuntary case or other proceeding shall be commenced against the Company or DLJSC (including for purposes of paragraph (d) and (e) hereof any DLJSC Successor) with respect to the Company or DLJSC or their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or DLJSC or for any substantial part of the property and assets of the Company or DLJSC, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or DLJSC under any bankruptcy, insolvency or other similar law now or hereafter in effect; (e) the Company or DLJSC (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or DLJSC or for all or substantially all of the property and assets of the Company or DLJSC or (iii) effects any general assignment for the benefit of creditors; (f) an event of default, as defined in any one or more indentures or instruments evidencing or under which the Company has at the date of the applicable Indenture or shall thereafter have outstanding an aggregate of at least $25,000,000 aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities at the time outstanding under the applicable Indenture; provided that if such event of default under such indentures or instruments shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the applicable Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Securityholders; (g) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of at least $25,000,000 aggregate principal amount of indebtedness for borrowed money and such failure shall have continued for a period of ten days after notice thereof shall have been given to the Company by the Trustee (if such event be known to it), or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities at the time outstanding under the applicable Indenture; provided that if such failure shall be remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default under the applicable Indenture by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Securityholders; or (h) any other Event of Default established with respect to any series of Debt Securities issued pursuant to the applicable Indenture occurs. (Section 6.1)

   Each Indenture provides that if an Event of Default described in clauses
(a) or (b) of the immediately preceding paragraph with respect to the Debt Securities of any series then outstanding thereunder occurs and is continuing, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of any such affected series then

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outstanding under the applicable Indenture (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (c) or (h) of the immediately preceding paragraph with respect to the Debt Securities of one or more series then outstanding under the applicable Indenture occurs and is continuing, then, in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the Debt Securities of all such affected series then outstanding under the applicable Indenture (treated as a single class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (d) or (e) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of all the Debt Securities then outstanding under the applicable Indenture and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. If an Event of Default described in clauses (f) or (g) of the immediately preceding paragraph, or in clauses (c) or (h) of the immediately preceding paragraph with respect to the Debt Securities of all series then outstanding under the applicable Indenture, occurs and is continuing, then, in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount (or, if the Debt Securities of any outstanding series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of all Debt Securities of any series then outstanding under the applicable Indenture except for any series of Debt Securities the principal of which shall have already become due and payable (treated as a single class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal amount (or, if the Debt Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the applicable Indenture) of all Debt Securities of any series then outstanding under the applicable Indenture, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding Debt Securities of all such series that have been accelerated under the applicable Indenture (voting as a single class). (Section 6.2) Because the ability of Holders to declare the Debt Securities of any series due and payable upon an Event of Default under clauses (c),
(f), (g) or (h) of the immediately preceding paragraph depends on the requisite action by Holders of all affected series of Debt Securities under the applicable Indenture, if there is more than one series of Debt Securities outstanding, Holders of a particular series of Debt Securities may be unable to declare the Debt Securities under the applicable Indenture due and payable upon an Event of Default described in clauses (c), (f), (g) or (h) of the immediately preceding paragraph without action by Holders of such other series.

   Each Indenture contains a provision under which, subject to the duty of the Trustee during a default to act with the required standard of care, (i) the Trustee may rely and shall be protected in acting or refraining from acting upon any officers' certificate, opinion of counsel (or both), resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; (ii) before the Trustee acts or refrains from acting, it may require an officers' certificate and/or an opinion of counsel, which shall conform to the requirements of the applicable Indenture and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; subject to the terms of the applicable Indenture, whenever in the administration of the trusts of the applicable Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting to take any action under the applicable Indenture, such matter (unless other evidence in respect thereof be specifically prescribed in the applicable Indenture) may, in the absence of negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an officers' certificate delivered to the Trustee, and such certificate, in the absence of negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted to be taken by it under the provisions of the applicable Indenture upon the faith thereof; (iii) the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care; (iv) any request, direction, order or demand of the Company mentioned in the applicable Indenture shall be sufficiently evidenced by an officers' certificate (unless other evidence in respect thereof be specifically prescribed in the applicable Indenture); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the secretary or an assistant secretary of the Company; (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the applicable Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction; (vi) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the applicable Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the applicable Indenture; (vii) the Trustee may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the applicable Indenture in good faith and in reliance thereon; and (viii) prior to the occurrence of an Event of Default under the applicable Indenture and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, officers' certificate, opinion of counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series affected then outstanding under the applicable Indenture; provided that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of the applicable Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding. (Section 7.2)

   Subject to such provisions in the applicable Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the outstanding Debt Securities under the applicable Indenture of all series affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series by the applicable Indenture; provided, that the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and provided further, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Debt Securities pursuant to this paragraph. (Section 6.5)

   Subject to various provisions in the applicable Indenture, the Holders of at least a majority in principal amount (or, if the Debt Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the applicable Indenture) of the outstanding Debt Securities under the applicable Indenture of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Debt Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Debt Security as specified in clauses (a) or (b) of Section 6.1 of the applicable Indenture or in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Debt Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the applicable Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (Section 6.4)

   Each Indenture provides that no Holder of any Debt Securities of any series may institute any proceeding, judicial or otherwise, with respect to the applicable Indenture or the Debt Securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the applicable Indenture, unless: (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Debt Securities of all such series affected under the applicable Indenture shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the applicable Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of all such affected series under the applicable Indenture have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the applicable Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (Section 6.6)

   Each Indenture contains a covenant that the Company will file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. (Section 4.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

   Each Indenture provides with respect to each series of Debt Securities that the Company may terminate its obligations under the Debt Securities of any series and the applicable Indenture with respect to Debt Securities of such series if: (i) all Debt Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the applicable Indenture; or (ii) (a) the Debt Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (b) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Debt Securities for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay the principal of and interest on the Debt Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the applicable Indenture, and (c) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the applicable Indenture relating to the satisfaction and discharge of the applicable Indenture with respect to the Debt Securities of such series have been complied with. With respect to the foregoing clause (i), only the Company's obligations to compensate and indemnify the Trustee under the applicable Indenture shall survive. With respect to the foregoing clause (ii), only the Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. Thereafter, only the Company's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (Section 8.1)

   Each Indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series under the applicable Indenture, and the provisions of the applicable Indenture will, except as noted below, no longer be in effect with respect to the Debt Securities of such series ("legal defeasance") and (ii) may, in the case of the Senior Debt Indenture, omit to comply with any term, provision or condition of the applicable Indenture described above under "--Negative Pledge" (or in the case of each Indenture omit to comply with any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to such Indenture), and such omission shall be deemed not to be an Event of Default under clauses (c) or (h) of the first paragraph of "--Events of Default" with respect to the outstanding Debt Securities of a series under the applicable Indenture ("covenant defeasance"); provided that the following conditions shall have been satisfied: (a) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Debt Securities of such series, for payment of the principal of and interest on the Debt Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Debt Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the applicable Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (c) no Default with respect to such Debt Securities of such series shall have occurred and be continuing on the date of such deposit; (d) the Company shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this provision of the applicable Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Debt Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and
(e) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for the applicable Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, the Company's obligations to execute and deliver Debt Securities of such series for authentication, to set the terms of the Debt Securities of such series, to maintain an office or agency in respect of the Debt Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Debt Securities of such series, to deliver Debt Securities of such series for replacement or to be canceled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Debt Securities are no longer outstanding. After such Debt Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (Sections 8.2 and 8.3)

MODIFICATION OF THE INDENTURES

   Each Indenture provides that the Company and the Trustee may amend or supplement the applicable Indenture or the Debt Securities of any series without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in the applicable Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (2) to comply with Article 5 of the applicable Indenture in connection with a consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of the property and assets of the Company; (3) to comply with any requirements of the Commission in connection with the qualification of the applicable Indenture under the Trust Indenture Act; (4) to evidence and provide for the acceptance of appointment under the applicable Indenture with respect to the Debt Securities of any or all series by a successor Trustee;
(5) to establish the form or forms or terms of Debt Securities of any series or of the coupons pertaining to such Debt Securities as permitted under the applicable Indenture; (6) to provide for uncertificated or unregistered Debt Securities and to make all appropriate changes for such purpose; or (7) to make any change that does not materially and adversely affect the rights of any Holder. (Section 9.1)

   Each Indenture also contains provisions whereby the Company and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the applicable Indenture and the outstanding Debt Securities of any series with the written consent of the Holders of a majority in principal amount of the Debt Securities then outstanding under the applicable Indenture of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Debt Securities under the applicable Indenture of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the applicable Indenture or the Debt Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 6.4 of the applicable Indenture, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Debt Security, or reduce the principal thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Debt Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the applicable Indenture or certain Defaults and their consequences provided for in the applicable Indenture; (iii) waive a Default in the payment of principal of or interest on any Debt Security of such Holder; or
(iv) modify any of the provisions of this provision of the applicable Indenture, except to increase any such percentage or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security thereunder affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the applicable Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of Holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of any Holder under this provision of the applicable Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the applicable Indenture becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (Section 9.2)

GOVERNING LAW

   The Indentures and the Debt Securities will be governed by the laws of the State of New York. (Section 10.8 and Section 11.8)

CONCERNING THE TRUSTEE

   The Company and its subsidiaries maintain ordinary banking and trust relationships with The Chase Manhattan Bank and its affiliates.

                             PLAN OF DISTRIBUTION

   Offered Securities may be sold (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers.

   Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

   If an underwriter or underwriters are utilized in the sale of Offered Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of Offered Securities.

   If a dealer is utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

   If DLJSC, a wholly owned subsidiary of the Company, participates in the distribution of Offered Securities, the offering of the Offered Securities will be conducted in accordance with Section 2720 of the NASD Conduct Rules.

   Offers to purchase Offered Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

   Agents, underwriters and dealers may be entitled under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for the Company, in the ordinary course of business.

   If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to any such Contracts accepted by the Company.

   This Prospectus, together with the Prospectus Supplement, may also be used by DLJSC in connection with offers and sales of Offered Securities related to market-making transactions by and through DLJSC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. DLJSC may act as principal or agent in such transactions.

                                LEGAL MATTERS

   Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Securities and certain other legal matters in connection with the offering of the Securities will be passed upon by Michael A. Boyd, Senior Vice President and General Counsel to the Company, and Davis Polk & Wardwell. Mr. Boyd owns 8,033 shares of Common Stock, 14,433 restricted stock units and options to purchase 39,772 shares of Common Stock. Davis Polk & Wardwell from time to time provides legal services to the Company and its subsidiaries.

                                   EXPERTS

   The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, IN CONNECTION WITH ANY OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              TABLE OF CONTENTS

                                               PAGE
                                             --------
Available Information ......................     2
Incorporation of Certain Information by
 Reference .................................     2
Use of Proceeds.............................     3
Ratios of Earnings to Fixed Charges and
 Earnings to Combined Fixed Charges and
 Preferred Stock Dividends .................     3
The Company.................................     4
Description of Capital Stock ...............     6
Description of Debt Securities .............     9
Plan of Distribution .......................    22
Legal Matters ..............................    22
Experts ....................................    23

                                 $300,000,000
                             DONALDSON, LUFKIN &
                                JENRETTE, INC.
                               DEBT SECURITIES
                               PREFERRED STOCK

                                  PROSPECTUS

                                      , 1997

   Information contained herein is subject to completion or amendment. A registration statement relating to theses securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not consitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         ALTERNATE TO DEBT SECURITIES AND PREFERRED STOCK PROSPECTUS

                SUBJECT TO COMPLETION, DATED NOVEMBER 25, 1997

PROSPECTUS
     , 1997
                                 $300,000,000
                      DONALDSON, LUFKIN & JENRETTE, INC.

                     DEBT SECURITIES AND PREFERRED STOCK

   Donaldson, Lufkin & Jenrette, Inc. (the "Company") may from time to time offer, together or separately, (i) senior or subordinated debt securities (the "Debt Securities") or (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"). The Debt Securities and Preferred Stock are collectively called the "Securities."

   The Securities may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite currencies. The aggregate initial public offering price of the securities to be offered by this Prospectus shall not exceed $300,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies). Specific terms of the securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement"). The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the ranking as senior or subordinated debt securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, redemption, prepayment or sinking fund provisions and any listing on a securities exchange and (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities on a national securities exchange.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   This Prospectus has been prepared for use by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the Offered Securities which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The Company has been advised by DLJSC that it currently intends to make a market in the Offered Securities; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the Offered Securities. DLJSC may act as principal or agent in such transactions. See "Plan of Distribution." This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

         ALTERNATE TO DEBT SECURITIES AND PREFERRED STOCK PROSPECTUS

                               USE OF PROCEEDS

   Donaldson, Lufkin & Jenrette, Inc. will not receive any proceeds from the sale of the Offered Securities in any market-making transaction with which this Prospectus may be delivered.

                                     Alt-2

         ALTERNATE TO DEBT SECURITIES AND PREFERRED STOCK PROSPECTUS

                             PLAN OF DISTRIBUTION

   This Prospectus has been prepared for use by DLJSC in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions. DLJSC has advised the Company that it currently intends to make a market in the Offered Securities, but it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

                                     Alt-3

         ALTERNATE TO DEBT SECURITIES AND PREFERRED STOCK PROSPECTUS

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, IN CONNECTION WITH ANY OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              TABLE OF CONTENTS

                                               PAGE
                                             --------
Available Information ......................     2
Incorporation of Certain Information by
 Reference .................................     2
Use of Proceeds.............................     3
Ratios of Earnings to Fixed Charges and
 Earnings to Combined Fixed Charges and
 Preferred Stock Dividends..................     3
The Company.................................     4
Description of Capital Stock ...............     6
Description of Debt Securities .............     9
Plan of Distribution .......................    22
Legal Matters ..............................    22
Experts ....................................    23

                                 $300,000,000
                             DONALDSON, LUFKIN &
                                JENRETTE, INC.
                               DEBT SECURITIES
                               PREFERRED STOCK

                                  PROSPECTUS

                                      , 1997

                                     Alt-4

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

   The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

Securities and Exchange Commission registration fee  ....      $ 90,910
Blue Sky fees and expenses ..............................        15,000
Printing expense ........................................       100,000
Accounting fees and expenses ............................        25,000
Legal fees and expenses .................................        70,000
Rating agency fees ......................................       225,000
Trustee's fees and expenses .............................        15,000
Miscellaneous ...........................................        65,090
                                                          --------------
    Total................................................      $606,000
                                                          ==============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

   Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

   The Company's Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 16. EXHIBITS

   See index to exhibits at E-1.

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   Pursuant to the requirements of the Securities Act of 1933, Donaldson, Lufkin & Jenrette, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 25th day of November, 1997.

                                        DONALDSON, LUFKIN & JENRETTE, INC.

                                        By: /s/ John S. Chalsty
                                        -------------------------------------
                                            John S. Chalsty
                                            Chairman, Chief Executive Officer
                                            and Director

   The registrant and each person whose signature appears below constitutes and appoints John S. Chalsty, Anthony F. Daddino and Marjorie S. White, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                        DATE
          ---------                       -----                        ----
/S/ John S. Chalsty         Chairman, Chief Executive            November 25, 1997
---------------------------  Officer and Director
John S. Chalsty

/s/ Joe L. Roby             President, Chief Operating           November 25, 1997
---------------------------  Officer and Director
Joe L. Roby

/s/ Carl B. Menges
--------------------------- Vice Chairman and Director           November 25, 1997
Carl B. Menges

/s/ Anthony F. Daddino      Executive Vice President,            November 25, 1997
---------------------------  Chief Financial Officer and
Anthony F. Daddino           Director

/s/ Richard S. Pechter
--------------------------- Chairman, Financial Services         November 25, 1997
Richard S. Pechter           Group and Director

--------------------------- Chairman, Capital Markets  Group     November 25, 1997
Theodore P. Shen            and Director





                                      II-3






          SIGNATURE                      TITLE                        DATE
          ---------                      -----                        ----

/s/ Hamilton E. James
--------------------------- Chairman, Banking Group              November 25, 1997
Hamilton E. James            and Director

/s/ Michael M. Bendik       Senior Vice President                November 25, 1997
---------------------------  and Chief Accounting Officer
Michael M. Bendik

/s/ Claude Bebear           Director                             November 25, 1997
---------------------------
Claude Bebear

                            Director                             November 25, 1997
---------------------------
Henri de Castries

                            Director                             November 25, 1997
---------------------------
Denis Duverne

/s/ Louis Harris            Director                             November 25, 1997
---------------------------
Louis Harris

/s/ Henri G. Hottinguer     Director                             November 25, 1997
---------------------------
Henri G. Hottinguer

/s/ W. Edwin Jarmain        Director                             November 25, 1997
---------------------------
W. Edwin Jarmain

                            Director                             November 25, 1997
---------------------------
Francis Jungers

/s/ Joseph J. Melone        Director                             November 25, 1997
---------------------------
Joseph J. Melone

                            Director                             November 25, 1997
---------------------------
Edward D. Miller

                            Director                             November 25, 1997
---------------------------
W. J. Sanders, III

/s/ Stanley B. Tulin        Director                             November 25, 1997
---------------------------
Stanley B. Tulin

/s/ John C. West            Director                             November 25, 1997
---------------------------
John C. West


                                 EXHIBIT INDEX

                                                                                              SEQUENTIALLY
   EXHIBIT                                                                                      NUMBERED
     NO.                                      DESCRIPTION                                         PAGE
     ---                                      -----------                                         ----
     1.1     Form of Underwriting Agreement relating to the Debt Securities+ ..............
     1.2     Form of Underwriting Agreement relating to the Preferred Stock+ ..............
     3.1     Restated Certificate of Incorporation of Registrant*..........................
     3.2     By-laws of the Registrant*....................................................
     4.1     Senior Debt Indenture dated as of               between the Company and The
              Chase Manhattan Bank, as Trustee+............................................
     4.2     Form of Senior Debt Securities+ ..............................................
     4.3     Subordinated Debt Indenture dated as of         between the Company and The
              Chase Manhattan Bank, as Trustee+............................................
     4.4     Form of Subordinated Debt Securities+.........................................
     5.1     Opinion of Davis Polk & Wardwell+ ............................................
    12.1     Computation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends+ ......................
    23.1     Consent of Davis Polk & Wardwell (included in Exhibit 5.1) ...................
    23.2     Consent of KPMG Peat Marwick LLP .............................................
    24.1     Powers of Attorney for the Company (see signature page) ......................
    25.1     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank, as Trustee, under the Indentures+...............

------------
+       To be filed by amendment.
* Incorporated by reference to the corresponding exhibit to Donaldson, Lufkin & Jenrette, Inc.'s Registration Statement or Form S-1 (Registration No. 33-96276).



                                      E-1